As filed with the Securities and Exchange Commission on November 7, 2007

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________
DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3374365
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)
150 Pierce Street
Somerset, New Jersey 08873

(Address of Principal Executive Offices) (Zip Code)

2007 Stock Award and Incentive Plan
(Full Title of Plan)
__________________________________

Barbara Duncan
Chief Executive Officer
DOV Pharmaceutical, Inc.
150 Pierce Street
Somerset, New Jersey 08873

(Name and Address of Agent For Service)

(732) 907-3600
(Telephone Number, Including Area Code, of Agent for Service)
____________________________________________

With a copy to:
Scott F. Duggan, Esq.
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
(617) 570-1000
____________________________________________

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.0001 par value per share	16,000,000	$0.24	$3,840,000	$117.89

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also relates to such indeterminate number of additional shares of Common Stock, par value $.0001 per share, of DOV Pharmaceutical, Inc. (“Common Stock”) as may be required pursuant to the 2007 Stock Award and Incentive Plan (the “Plan”) in the event of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar event.

(2)
This estimate is made pursuant to Rule 457(c) and 457(h)(1) under the Securities Act, solely for the purpose of determining the registration fee. The price per share and aggregate offering price are based on the average of the high and low prices of the Common Stock as reported on the OTC Bulletin Board on November 5, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 30, 2007;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2006; and

(c)
The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act, on October 16, 2002, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby will be passed upon by Goodwin Procter LLP, Boston, Massachusetts and New York, NY. As of the date of this registration statement, a member of Goodwin Procter LLP owns or beneficially owns an aggregate of 60,000 shares of Common Stock and holds options to purchase an additional 40,000 shares of Common Stock, all of which are exercisable.

Item 6. Indemnification of Directors and Officers.

We have entered into indemnification agreements with each of our directors. The form of indemnification agreement provides that we will indemnify our directors for expenses incurred because of their status as a director to the fullest extent permitted by Delaware law, our certificate of incorporation and our by-laws.

Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breach of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty to us, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Our by-laws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, to officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors’ and officers’ insurance against certain liabilities.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on this 7th day of November, 2007.

DOV PHARMACEUTICAL, INC.

By:	/s/ Barbara Duncan
Name:	Barbara Duncan
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Barbara Duncan and Phil Skolnick such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barbara G. Duncan	Chief Executive Officer, Director	November 7, 2007
Barbara G. Duncan	(principal executive and financial officer)

/s/ William Kaltnecker	Chief Accounting Officer	November 7, 2007
William Kaltnecker

/s/ Patrick Ashe	Director	November 7, 2007
Patrick Ashe

/s/ Zola Horovitz	Director	November 7, 2007
Zola Horovitz

/s/ Arnold Lippa	Executive Chairman of the Board of Directors	November 7, 2007
Arnold Lippa

/s/ Dennis Podlesak	Director	November 7, 2007
Dennis Podlesak

/s/ Daniel S. Van Riper	Director	November 7, 2007
Daniel S. Van Riper

/s/ Joseph Zakrzewski	Director	November 7, 2007
Joseph Zakrzewski

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q on May 29, 2002 and incorporated herein by reference).

3.2
Certificate of Designations, Preferences and Rights of Series of Preferred Stock of Registrant classifying and designating the Series E Junior Participating Cumulative Preferred Stock (filed as Exhibit 3.1 to the Current Report on Form 8-K on October 16, 2002 and incorporated herein by reference).

4.1
Specimen certificate for shares of common stock, $0.0001 par value per share, of Registrant (filed as Exhibit 4.2 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-81484) on April 5, 2002 and incorporated herein by reference).

4.2
Shareholder Rights Agreement dated as of October 8, 2002, by and between Registrant and Continental Stock Transfer & Trust Co., as Rights Agent (filed as Exhibit 4.1 to the Current Report on Form 8-K on October 16, 2002 and incorporated herein by reference).

4.3	Amendment No. 1 dated as of January 24, 2007 to Shareholder Rights Agreement dated as of October 8, 2002, by and between Registrant and Continental Stock Transfer & Trust Co., as Rights Agent.

4.4
Indenture, dated December 22, 2004, between Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed December 23, 2004).

4.5	Specimen certificate for shares of Series C Convertible Preferred Stock, $1.00 par value per share, of Registrant.

4.6	Specimen certificate for shares of Series D Convertible Preferred Stock, $1.00 par value per share, of Registrant.

5.1*	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in signature page to this registration statement).
_________________
*Filed herewith